Exhibit 5.1

DLA Piper LLP (US) 303 Colorado Street Suite 3000 Austin, Texas 78701-4653 www.dlapiper.com

May 6, 2026

Rare Earths Americas, Inc.

101 W. Main Street

Manchester, GA 31816

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 of Rare Earths Americas, Inc., a Texas corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) (the “Additional Registration Statement”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of up to $15,333,300.40 in shares of its common stock, par value $0.0001 per share (the “Shares”), which includes up to $1,999,981.00 in shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters. The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1, File No. 333-295032 (the “Registration Statement”), of the Company, filed with the Commission pursuant to the Securities Act.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Texas.

On the basis of the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement, they will be validly issued, fully paid and nonassessable.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)